Exhibit 10.5
kvcf
kaplan voekler cunningham & frank PLC
Edward Flanagan
Direct Dial: 804.823.4023
Direct Fax: 804.823.4099
eflanagan@kv-legal.com
January 27, 2017

Via Email and FedEx

KBS LEGACY PARTNERS WESLEY, LP
c/o Legacy Partners, Inc.
4000 E. 3rd Avenue, Sixth Floor Foster City, CA 94404
Attn: Guy K. Hays
E-mail: hays@legacypartners.com

Schultz & Wright, LLP
545 Middlefield Road, Suite 160 Menlo Park, CA 94025
Attn: Anne Keeler Wright, Esq. E-mail: wright@swllp.com

Re: Agreement of Purchase and Sale dated December 29, 2016, (the "Agreement"), by and between KBS LEGACY PARTNERS WESLEY LP, a Delaware limited partnership, and KBS LEGACY PARTNERS WESLEY LAND LLC, a Delaware limited liability company (collectively, "Seller"), and BLUEROCK REAL ESTATE, LLC, a Delaware limited liability company ("Buyer") for acquisition of certain land and improvements described in the Agreement (the "Property")

Ladies and Gentlemen:

Please be advised that, in accordance with Sections 2.5.3 and 2.6.3 of the Agreement, Buyer hereby provides notice of its election to terminate the Agreement as a result of the Survey indicating that multiple buildings are located in the AE flood zone, as previously objected to in the Buyer's notice of Objectionable Title Matters. Pursuant to the terms of Sections 2.5.3 and
2.6.3 of the Agreement, Buyer hereby demands that the entire Earnest Money Deposit currently on deposit with the Escrow Agent be returned to Buyer as the determination that the improvements located at the Property are located in the AE flood zone constitutes a Full Refund Event.

All capitalized terms used in this letter but not otherwise defined will have their same meanings as set forth in the Agreement.

Sincerely, /s/ S. Edward Flanagan S. Edward Flanagan Partner

cc:    J. Babb
M. Brown
M. Konig, Esq.
R. MacDonald
H. Wosner
S. Finelli